Date:	July 21, 2011

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS SECOND QUARTER 2011 EARNINGS AND
ANNOUNCES THIRD QUARTER CASH DIVIDEND

•	Q2 net income of $1 million and EPS of $0.16 per share
•	One-time merger expenses impact earnings
•	Net interest margin of 3.65%
•	Average shareholders’ equity of $111 million represents 13.1% of assets
•	Dividend declared for Q3 2011 of $0.23 per common share

    Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB) (“American National”), parent company of American National Bank and Trust Company (“American National Bank”), today announced  second quarter 2011 net income of $1 million compared to $2 million for the same quarter in 2010.  Basic and diluted earnings per share were $0.16 for the 2011 quarter compared to $0.33 for the 2010 quarter.  This net income produced returns on average assets and average equity of 0.48% and 3.65%, respectively.

Net income for the first six months of 2011 was $2.8 million compared to $4.2 million for the comparable period of 2010. Basic and diluted earnings per share were $0.45 for the 2011 period compared to $0.69 for the 2010 period.

Earnings for the quarter and six months in 2011 were adversely impacted by one-time merger related expenses, associated with the July 1, 2011, merger between American National and MidCarolina Financial Corporation (“MidCarolina”). Of those expenses, $835,000 was incurred during the second quarter and a total of $1,143,000 was incurred during the six months.

Financial Performance and Overview
      Charles H. Majors, President and Chief Executive Officer, stated, “American National had an eventful second quarter 2011, climaxing with the merger with MidCarolina on July 1, 2011.  We are delighted with our new partners in North Carolina and believe this represents a quantum step in the corporate history of American National.
“Our lower than usual operating results were not unexpected, given market conditions and one-time costs of the merger. Our income for the second quarter was $1 million, almost a 50% decrease compared to the same quarter in 2010. This reduction was driven by a decline in net interest income and expenses associated with our merger with MidCarolina.  The decrease in net interest income reflects continued market-driven competition for loans, declining bond yields, and compression of our net interest margin. The merger related costs, one-time in nature, are an investment in a new and even better American National.
“Trust income was up $77,000 or 9.6% for the 2011 quarter compared to the 2010 quarter, as a result of asset growth and improvement in the stock market.
“Service charge income declined $83,000 or 17.2%, mostly as a result of declining overdraft fee income, a trend we’ve seen over the past few years and expect to continue.
“Secondary market mortgage income declined $72,000 or 21.0%, because of decreasing volume. We anticipated a continued slowdown in this revenue stream in the remainder of 2011.
“Our noninterest expenses for the 2011 quarter increased $1,154,000 or 19.6%, compared to the 2010 quarter. This was mostly related to $835,000 in merger related expenses.
“During 2010 and into 2011, we have experienced historically low interest rates and an ongoing deleveraging in the economy. Even in this environment, our loan portfolio has declined only by $5.3 million or 1% over the past year.
“We are pleased with the growth in our deposits. They have grown by $28.8 million or 4.6% in the last year. This will help provide needed liquidity as the economy begins to recover and as we move to integrate MidCarolina into American National. We expect that growth to continue during 2011 and plan to make every effort to grow our transaction deposit accounts.
“Our credit quality measurements continue to be strong.  We expect some unfavorable changes in the combined metrics as we move into the third quarter and continue the transition with MidCarolina, but we are determined to vigorously preserve, protect and improve asset quality in our Virginia and North Carolina markets.
Majors concluded, “American National is now more than 100 years old. There have been many economic cycles during those decades, some prosperous, some very challenging. Right now Virginia and North Carolina, as well as the entire country, face some serious economic problems, many of which are exacerbated by macro-economic and political circumstances beyond our individual control. But we are building an exemplary community bank for the 21st century. We are doing this with our recent merger with MidCarolina. We are doing this by synthesizing modern technology with traditional core business principles – safe and sound banking, strong asset quality, abundant capital, and an overarching dedication to our customers and shareholders.”

Capital
American National’s capital ratios are among the highest in its peer group.  For the quarter ended June 30, 2011, average shareholders’ equity was 13.06% of average assets and the ratio of tangible equity to tangible assets was 10.65%.

Credit Quality Measurements
Nonperforming assets ($3.4 million of non-accrual loans and $3.5 million of foreclosed real estate) were below industry averages and represented 0.82% of total assets at June 30, 2011, compared to 0.93% at June 30, 2010.
The allowance for loans losses was $8.7 million or 1.70% of loans at June 30, 2011 compared to 1.57% at June 30, 2010.

Net Interest Income
Net interest income decreased to $6,599,000 in the second quarter of 2011 from $6,858,000 in the second quarter of 2010, a decrease of $259,000 or 3.8%.  American National has mitigated the impact of the current historically low rate environment by actively managing the cost of its interest bearing liabilities.
For the second quarter, American National’s net interest margin has decreased 20 basis points (0.20%) to 3.65% compared to the same quarter in 2010.
For the six month period, the net interest margin has decreased 21 basis points (0.21%) to 3.65%.

Noninterest Income
Noninterest income totaled $1,988,000 in the second quarter of 2011, compared with $2,043,000 in the second quarter of 2010, a decrease of $55,000 or 2.7%.  Noninterest income in the 2011 quarter was negatively impacted by decrease in demand for secondary market mortgage loans, related to the overall slowdown in the real estate market. The 2011 quarter was also negatively impacted by a $349,000 write down in other real estate owned.

Noninterest Expense
Noninterest expense totaled $7,028,000 in the second quarter of 2011, compared to $5,874,000 in the second quarter of 2010, an increase of $1,154,000 or 19.6%.  The second quarter of 2011 was adversely impacted by $835,000 in merger related expenses.

Dividend Declaration
American National announced today that its Board of Directors has declared a quarterly cash dividend of $0.23 per share, payable September 16, 2011, to shareholders of record of American National’s common stock on September 2, 2011.
American National considers the payment of appropriate dividends a vital part of its capital planning and management program. The Company adheres to a dividend policy based on a review of earnings, growth, capital and such other factors that the Board of Directors considers relevant to the dividend decision process.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion following the July 1, 2011, completion of the MidCarolina merger. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 26 banking offices. The banking offices in Alamance and Guilford counties in North Carolina operate as MidCarolina Bank, a division of American National Bank. American National Bank and Trust Company also manages an additional $527 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.